Exhibit 3.31

AMENDED AND RESTATED

CERTIFICATE OF LIMITED PARTNERSHIP

OF

SEITEL SOLUTIONS, LTD.

SEITEL SOLUTIONS, LTD. (the “Partnership”), a limited partnership duly organized and existing under the laws of the State of Texas, hereby certifies as follows:

1. The original Certificate of Limited Partnership was filed with the Secretary of State of the State of Texas on September 8, 2000.

2. This Amended and Restated Certificate of Limited Partnership, which restates and further amends the Certificate of Limited Partnership as heretofore amended, is made and filed pursuant to the order of the United States Bankruptcy Court (the “Bankruptcy Court”) for the District of Delaware in the case styled: In re: Seitel, Inc. et al. No. 03-12227 (PJW) (the “Case”) and the Debtors’ Third Amended Joint Plan of Reorganization as filed with the Bankruptcy Court on January 17, 2004, as amended on February 6, 2004, and confirmed by the Bankruptcy Court on March 18, 2004, in connection with the reorganization of the Partnership under title 11 of the Bankruptcy Code and in accordance with Section 2.02 of the Revised Limited Partnership Act of the State of Texas. The Bankruptcy Court has jurisdiction of this Case under federal statute.

3. This Amended and Restated Certificate of Limited Partnership shall become effective at 4:00 p.m., Central Time, on July 2, 2004.

4. The Company’s Certificate shall be amended and restated, so as to read in its entirety as follows:

ARTICLE 1.

NAME

The name of the Partnership is SEITEL SOLUTIONS, LTD.

ARTICLE 2.

REGISTERED OFFICE

The address of the registered office in the United States where Partnership records are to be kept or made available under Section 1.07 of the Act is 10811 S. Westview Circle Dr., Suite 100, Bldg. C, Houston, Texas 77043.

ARTICLE 3.

REGISTERED AGENT

The name of the registered agent and the address of the registered office of the Company as set forth in with Section 1.06 of the Act is CT Corporation System located at 1021 Main Street, Suite 1150, Houston, TX 77002.

ARTICLE 4.

PRINCIPAL OFFICE

The address of the principal office in the United States where Partnership records are to be kept or made available under Section 1.07 of the Act is 10811 S. Westview Circle Dr., Suite 100, Bldg. C, Houston, Texas 77043.

ARTICLE 5.

GENERAL PARTNER

The name, mailing address and street address of the Sole General Partner is SEITEL SOLUTIONS, INC., Attn: General Counsel, 10811 S. Westview Circle Dr., Suite 100, Bldg. C, Houston, Texas 77043.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Limited Partnership has been executed on this 30 day of June 2004.

GENERAL PARTNER:

SEITEL SOLUTIONS, INC., a Delaware corporation

By:	/s/ Kevin P. Callaghan
Kevin P. Callaghan, Director and President

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